            Exhibit 10.3

August 18, 2021

Anton Dibowitz

Dear Anton,

On behalf of Valaris Limited (“Valaris”), I am pleased to provide you with this letter agreement (this “Agreement”) memorializing the terms of your employment with Valaris or one of its subsidiaries to serve as Interim Chief Executive Officer of Valaris, effective as of September 3, 2021.

During the period that you serve as the Interim Chief Executive Officer of Valaris (the “Term”), as compensation for all services provided by you, you will be paid a base salary at the rate of $71,250 per month, pro-rated for any partial month during the term and less applicable taxes and other withholdings, paid in accordance with the company’s payroll practices in effect from time to time. In addition, you will be eligible to participate in Valaris’ annual short-term incentive bonus plan as applicable to other executive officers of Valaris with a targeted annualized incentive award of 110% of your annualized base salary. Any annual bonus for 2021 will be earned under Valaris’ current second half 2021 bonus program and will be pro-rated for your period of employment during the 2021 fiscal year. For the avoidance of doubt, you will not be paid any additional cash compensation for your service as a member of the Board of Directors, but you will continue to vest in the Restricted Stock Units granted to you on July 1, 2021, during the Term.

Although we intend that the Term will continue until a permanent successor is identified and appointed, your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of Valaris for any particular period of time, and either you or Valaris may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment. This letter agreement and the rights and obligations hereunder will be governed by and construed in accordance with the laws of the state of Texas without reference to any jurisdiction’s principles of conflicts of law and reflects the parties entire understanding and agreement with regard to the foregoing.

We are excited about this opportunity to create value at Valaris together.

Sincerely,

/s/ Elizabeth D. Leykum____________________ Elizabeth D. Leykum Chair of the Board of Directors

Acknowledged and Agreed

/s/ Anton Dibowitz_______________________ Anton Dibowitz